Exhibit 23.1

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 16, 2021

PHX Minerals Inc.

Valliance Bank Tower

1601 NW Expressway, Suite 1100

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into the Current Report on Form 8-K of PHX Minerals Inc. (PHX), and into PHX’s Registration Statement on Form S-3 (File No. 333-249538) and any prospectus supplement filed with respect thereto, of our report of third party dated October 6, 2020, with respect to estimates of reserves and future net revenue of Panhandle Oil and Gas Inc., PHX’s predecessor company, as of September 30, 2020, and to all references to our firm included in PHX’s Annual Report on Form 10-K for the year ended September 30, 2020, and PHX’s Registration Statement, including under the heading “Experts.”

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716